Exhibit 23(j)(2) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in each Statement of Additional Information for Federated Intermediate Corporate Bond Fund and Federated Short-Term Income Fund in Post-Effective Amendment Number 90 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our reports, dated June 23, 2010, on Federated Intermediate Corporate Bond Fund and Federated Short-Term Income Fund (two of the portfolios constituting Federated Income Securities Trust) included in the Annual Shareholder Reports for the fiscal year ended April 30, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 23, 2010